Exhibit 99.1

     iMergent Reports Record Second Quarter Revenue and Earnings

    OREM, Utah--(BUSINESS WIRE)--Jan. 27, 2005--iMergent, Inc.,
(AMEX:IIG)

    --  Posts Record Quarterly Revenue of $31.4 Million

    --  Earnings Before Taxes Increased 234% to $4.9 Million

    --  EBT per Diluted Share Increased to $0.39

    --  EPS After Taxes Increased 100% to $0.24

    --  Company Increases Revenue Outlook for Fiscal 2005

    iMergent, Inc., (AMEX:IIG) a leading provider of eCommerce and software for small businesses and entrepreneurs, announced its results for the fiscal second quarter and six-months ended December 31, 2004.
    Total revenue for the fiscal second quarter 2005 ended December 31, 2004 rose 78 percent to $31.4 million from $17.7 million in the same quarter of fiscal 2004. During the quarter, the company hosted 177 workshops, of which 51 were international, compared to the second quarter of 2004 when the company conducted 116 workshops, 13 of which were international.
    Brandon Lewis, president and chief operating officer, said, "During the quarter, to offset what is typically a seasonally slow sales period, we implemented specific programs, in particular continuing to increase our marketing internationally. As a result, sales execution across all geographic regions exceeded our expectations, and we experienced exceptionally strong results internationally. We held a record number of 177 workshops this quarter, including 32 workshops in the United Kingdom, Australia and New Zealand, where we are seeing outstanding growth and interest. In addition to the increased capacity from our fifth sales team launched in November, we drove incremental sales from existing customers with compelling ancillary products."
    Lewis continued, "In October, we introduced The Power of eBay(R) workshops. By January, we were able to offer the eBay workshop as an additional service to all of our domestic workshops. Today, over 70 percent of our customers attend our eBay workshops. Similarly, we began offering the Links4Trade partnership option in November, and today over 90 percent of our customers utilize the Links4Trade feature. Both products are examples of leveraging our distribution channels to increase sales. We will continue to drive this process forward by developing and introducing new products and services strategically positioning our StoresOnline(TM) software platform in the evolving eCommerce market."
    Earnings before income taxes (EBT) for the fiscal second quarter 2005 increased over 234 percent to $4.9 million from $1.5 million in the same quarter of 2004. EBT per diluted share rose to $0.39 for the fiscal second quarter 2005 from $0.12 for the fiscal second quarter of 2004. Net income for the second fiscal quarter was $3.1 million, or $0.24 per diluted share, compared to net income of $1.5 million, or $0.12 per diluted share, for the comparable quarter of the prior fiscal year, an increase of 100 percent in net income per diluted share.
    Robert Lewis, chief financial officer, stated, "One of our goals is to leverage our investment in corporate infrastructure and drive increased profitability and cash flow. Our results this quarter dramatically demonstrated the scalability of our business model. While generating substantially higher revenue, general and administrative expenses this quarter declined to 7.0 percent of revenue from 12.9 percent last year and down from 8.6 percent in fiscal first quarter 2005. As a result, we delivered positive cash flows from operations of $2.0 million and were able to reduce both accounts payable and borrowing under our line of credit by over $1.4 million. By the quarter end, we increased our cash balance by $1.6 million to $7.2 million."
    Revenue for the six-months ended December 31, 2004 grew to $55.1 million versus $36.5 million for the comparable period in 2004, an increase of 51 percent. EBT for the six-months ended December 31, 2004 increased 113 percent to $7.7 million from $3.6 million in the same period of 2004. EBT per diluted share also increased to $0.61 for the six-months ended December 31, 2004, up from $0.30 for the comparable period in fiscal 2004. Net income for the six-months ended December 31, 2004 increased to $4.8 million, or $0.38 per diluted share, compared to $3.6 million, or $0.30 per diluted share, for the comparable period in fiscal 2004, an increase of 32 percent.
    Don Danks, chairman and chief executive officer, stated, "Our international expansion has been extremely successful and our timing and initial deployment of the fifth sales team was impeccable. We were able to move international workshops planned for the fiscal third quarter to the fiscal second quarter and more than mitigated our typical seasonality. Our long-term goal will be to continue to reduce the seasonality of our business. And with the world becoming so closely tied together by the Internet, we will measure our success within one global market, rather than by segments or countries within that market."

    Recent Highlights

    -- International StoresOnline workshops contributed $9.5 million in revenue, including $3.7 million from 19 workshops held in Australia and New Zealand and $3.4 million from the 13 United Kingdom workshops.

    --  Launched the fifth sales team November 1st.

    -- Partnered with Links4Trade to offer StoresOnline merchants a marketing product that aids merchants in improving their sites' visibility on the Internet in November.

    -- Announced iMergent's ranking as one of Deloitte's fastest growing technology companies in North America on the 2004
        Deloitte Technology Fast 500 in November.

    --  Began conducting a new full-day workshop entitled Online
        Auction Success -- The Power of eBay to teach users how to best benefit from the latest StoresOnline product enhancement, namely using eBay, in October.

    Danks added, "With strong demand for our eCommerce solutions and a proven ability to execute globally, this is an exciting time for iMergent. Our internal growth strategy is delivering profitable results, and the company has never been better positioned financially. We are on schedule to launch our sixth sales team in the second half of fiscal 2005. We believe there are new opportunities for continued rapid growth and intend to leverage our distribution channels, partnerships and technology to strategically expand our business to new vertical markets."

    Outlook

    Full year revenue growth in fiscal 2005 is now expected to range from 30 to 35 percent over fiscal 2004. The company accelerated the timing of some international workshops into the second quarter that were originally planned for the third quarter. Consequently, third quarter fiscal 2005 revenue is expected to be lower than fiscal second quarter 2005 revenue, yet to exhibit continued substantial year-over-year growth compared to fiscal third quarter 2004 revenue. Sequentially higher revenue level is anticipated in the fiscal fourth quarter 2005. Previous outlook had been for 20 to 30 percent revenue growth in fiscal 2005. In addition, positive operating leverage is expected to continue with the annual net income growth rate to possibly exceed the annual revenue growth rate. The future tax rate is anticipated to be 38 percent, with the majority of tax provisions being primarily non-cash.

    Conference Call

    Management will hold a conference call to discuss these results on Thursday, January 27, 2005 at 4:30 p.m. ET, 1:30 p.m. PT. The conference call will be broadcast live over the Internet and available for replay for 90 days following the call at the company's website, www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the call. A telephone replay will be available through January 31, 2005; dial 706-645-9291, and enter code 3553482.

    About iMergent

    iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet. Headquartered in Orem, Utah the company sells it's proprietary StoresOnline software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting, marketing and mentoring products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

    iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

    Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the company's continued ability to increase revenue; the future success of workshops domestically and internationally; the continued success and increase of sales execution; the ability to or maintain the number of workshops; the ability to continue to sell and increase sales from ancillary products; the success and the ability to continue the Power of eBay(R) workshops; the continued ability to sell and the success of Links4Trade; the ability to add new products; the ability to leverage investments in corporate infrastructure to increase profitability; the ability to continue to scale our business; the ability to continue to reduce accounts payable and borrowing; the ability to launch a sixth sales team; the ability partner and otherwise leverage our business; the ability to continue to increase marketing Internationally; the ability to offset the "seasonality" of our business; the ability to provide revenue mix; the success of partnership programs; the company's ability to attract and retain key management and other personnel. For a more detailed discussion of factors that affect iMergent's operating results, please refer to its SEC reports including its most recent Form 10-K and Form 10-Q. The company undertakes no obligation to update this forward-looking information.



                   IMERGENT, INC.  AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets

                                             December 31,   June 30,
                                                 2004         2004
                                             ------------ ------------
Assets                                        (Unaudited)

Current assets
--------------
Cash                                          $7,222,242   $4,956,512
Trade receivables, net of allowance for
 doubtful accounts of $9,386,956 at December
 31, 2004 and  $5,784,113  at June 30, 2004   17,297,007   12,427,366
Inventories                                      162,779       71,416
Prepaid expenses and other current assets      1,329,069    1,145,632
Deferred tax assets -- current                 6,223,294    3,714,732
Credit card reserves                             287,388      596,556
                                             ------------ ------------
     Total current assets                     32,521,779   22,912,214

Property and equipment, net                      499,324      524,427
Goodwill, net                                    455,177      455,177

Trade receivables, net of allowance for
 doubtful accounts of $5,578,609 at December
 31, 2004 and $3,167,216 at June 30, 2004      9,238,249    6,515,102
Deferred tax assets                            6,570,625    9,406,523
Other assets                                     349,225      612,632
                                             ------------ ------------
     Total Assets                            $49,634,379  $40,426,075
                                             ============ ============

Liabilities and Stockholders' Equity

Current liabilities
-------------------
Accounts payable                              $1,693,906   $2,849,632
Accrued expenses and other current
 liabilities                                   5,403,845    3,367,799
Income taxes payable                           1,994,599      873,235
Deferred revenue                                 937,008      562,076
Line of credit                                 2,999,739    1,377,715
Current portion of capital lease obligations      83,004       56,682
                                             ------------ ------------
     Total current liabilities                13,112,101    9,087,139

Capital lease obligations, net of current
 portion                                         124,365      201,053
Notes payable                                    400,000      400,000
                                             ------------ ------------
     Total liabilities                        13,636,466    9,688,192
                                             ------------ ------------

Stockholders' equity
--------------------
Capital stock, par value $.001 per share

  Preferred stock -- authorized 5,000,000
   shares; none issued                                 -            -
  Common stock - authorized 100,000,000
   shares; issued and outstanding 11,707,662
   and 11,536,258 shares, at December 31,
   2004 and June 30, 2004, respectively           11,708       11,537
Additional paid-in capital                    73,792,652   73,330,600
Deferred compensation                                  -       (6,112)
Accumulated other comprehensive loss              (4,902)      (4,902)
Accumulated deficit                          (37,801,545) (42,593,240)
                                             ------------ ------------
     Total stockholders' equity               35,997,913   30,737,883
                                             ------------ ------------

Total Liabilities and Stockholders' Equity   $49,634,379  $40,426,075
                                             ============ ============

                    IMERGENT, INC. AND SUBSIDIARIES
    Unaudited Condensed Consolidated Statements of Earnings for the Three Months and the Six Months Ended December 31, 2004 and 2003

                      Three Months Ended         Six Months Ended
                   ------------------------- -------------------------
                   December 31, December 31, December 31, December 31,
                       2004         2003         2004         2003
                   ------------ ------------ ------------ ------------

Revenue            $31,393,754  $17,655,914  $55,102,491  $36,495,597

Cost of revenue      8,440,067    4,545,780   15,105,788    8,907,482
                   ------------ ------------ ------------ ------------
 Gross profit       22,953,687   13,110,134   39,996,703   27,588,115

Operating expenses

Research and
 development           180,935       86,036      320,399      162,729
Selling and
 marketing           8,115,775    4,533,148   14,566,754    8,974,132
General and
 administrative      2,192,035    2,281,438    4,236,524    4,143,830
Bad debt expense     8,518,046    5,142,851   14,916,448   11,363,085
                   ------------ ------------ ------------ ------------
  Total operating
   expenses         19,006,791   12,043,473   34,040,125   24,643,776
                   ------------ ------------ ------------ ------------

Earnings from
 operations          3,946,896    1,066,661    5,956,578    2,944,339

Other income
 (expense)
Other income, net      121,753       42,318      140,479       43,288
Interest income        869,630      366,513    1,655,960      641,756
Interest expense       (38,784)      (9,755)     (55,746)     (11,565)
                   ------------ ------------ ------------ ------------
  Total other
   income, net         952,599      399,076    1,740,693      673,479
                   ------------ ------------ ------------ ------------

Earnings before
 income taxes        4,899,495    1,465,737    7,697,271    3,617,818

Income tax
 provision          (1,847,522)           -   (2,905,576)           -
                   ------------ ------------ ------------ ------------

Net earnings        $3,051,973   $1,465,737   $4,791,695   $3,617,818
                   ============ ============ ============ ============

Earnings per share:
  Basic                  $0.26        $0.13        $0.41        $0.32
  Diluted                $0.24        $0.12        $0.38        $0.30

Weighted average
 shares
 outstanding:
  Basic             11,673,170   11,306,384   11,626,704   11,228,705
  Diluted           12,650,277   12,275,356   12,603,810   12,189,052


          Earnings Before Income Taxes Per Share Calculation
          --------------------------------------------------

                      Three Months Ended         Six Months Ended
                   ------------------------- -------------------------
                   December 31, December 31, December 31, December 31,
                       2004         2003         2004         2003
                   ------------ ------------ ------------ ------------
                   (unaudited)  (unaudited)  (unaudited)  (unaudited)

Earnings before
 income taxes
 (EBIT)             $4,899,495   $1,465,737   $7,697,271   $3,617,818

Basic EBIT per
 share:
     Basic               $0.42        $0.13        $0.66        $0.32
     Diluted             $0.39        $0.12        $0.61        $0.30

Weighted average
 shares
 outstanding:
    Basic           11,673,170   11,306,384   11,626,704   11,228,705
    Diluted         12,650,277   12,275,356   12,603,810   12,189,052


    CONTACT: iMergent, Inc.
             Don Danks, 801-431-4695
             Chairman and CEO
             investor_relations@imergentinc.com
                 or
             Lippert/Heilshorn & Associates
             Investor Relations:
             Kirsten Chapman, 415-433-3777
             David Barnard, CFA, 415-433-3777
             david@lhai-sf.com